Exhibit 2.5

DATED                                    2003

BIOPROGRESS PLC

TERMS OF REFERENCE OF AUDIT COMMITTEE

2 Serjeants’ Inn, London EC4Y 1LT

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BIOPROGRESS PLC (“Company”)

Audit Committee

Terms of Reference

On      May 2003 the Board resolved to establish a Committee of the Board to be known as the Audit Committee. These Terms of Reference were also adopted by the Board on May 2003.

Membership

1.	The Committee shall be appointed by the Board from amongst the non-executive Directors of the Company and shall consist of not less than three members for so long as there are three or more non-executive directors. A quorum shall be two members for so long as there are two or more non-executive directors. (For this purpose an independent non-executive director is one who neither has involvement in the day to day running of the Company nor holds an executive appointment with another company one of the directors of which is an executive director of the Company.)

2.	The Chairman of the Committee shall be appointed by the Board.

3.	All Board members shall have the right to receive notice of and attend meetings of the Audit Committee, except that at least once a year the Committee shall meet with the external auditors without executive Board members present.

4.	The Finance Director and the Head of Internal Audit (if any such, or similar, appointment exists) and a representative of the external auditors shall normally attend meetings.

5.	The Company Secretary shall be the secretary of the Committee.

Frequency of Meetings

6.	A meeting shall be held at least twice a year in conjunction with the Company’s external auditors to approve the interim and annual accounts. The external auditors may request a meeting if they consider that one is necessary.

Authority

7.	The Committee is authorised by the Board to investigate any activity within its terms of reference. It is authorised to seek any information it requires from any employee of the Company and all employees are directed to co-operate with any request made by the Committee.

8.	The Committee is authorised by the Board (subject first to informing the Board of its intention to do so) to obtain outside legal or other independent professional advice at the Company’s expense and to secure the attendance of outsiders with relevant experience and expertise if it considers this necessary.

Duties

9.	The duties of the Audit Committee shall be:

a)	to keep under review the scope and results of the audit and its cost effectiveness and the independence and objectivity of the auditors;

b)	to keep the nature and extent of substantial volumes of non-audit services provided (if any) under review, seeking to balance the maintenance of objectivity and value for money;

c)	to consider the appointment of the external auditor, the audit fee, and any issues involving the resignation or dismissal of the auditor;

d)	to discuss with the external auditor the nature and scope of the audit before the audit commences and to ensure co-ordination where more than one audit firm is involved;

e)	to review the interim and annual financial statements (having particular regard to the application of accounting policy, significant adjustments arising from the audit, the going concern assumption, compliance with accounting standards and other requirements);

f)	to discuss problems and reservations arising from the interim and final audits, as well as any matters the auditor may wish to raise (in the absence of executive management where necessary);

g)	to review the external auditor’s management letter and management’s response to it;

h)	to review the Company’s internal control and financial reporting systems (including financial, operational, compliance and risk management) and to make recommendations to the Board;

i)	to review the Company’s statement on internal control systems prior to endorsement by the Board;

j)	to review from time to time the need for an internal audit function and, where such a function exists, to review the implementation of the programme ensuring its smooth efficient running and appropriate standing within the Company;

k)	to consider the major findings of internal investigations and management’s response;

l)	to consider other topics, as requested by the Board;

m)	to report on all the above matters to the Board.

Reporting Procedures

10.	Minutes of meetings of the Committee shall be circulated to all members of the Board.

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